UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 20, 2005
Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10033	04-1671740
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1041 521 Corporate Center Drive
Fort Mill, South Carolina	29715
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (803) 835-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. —Other Events.
On October 20, 2005, Wellman, Inc. announced via press release that its Pearl River facility located in Hancock County, Mississippi, is expected to resume PET resin production the week of October 31, 2005 after its temporary shut down due to Hurricane Katrina. The facility will re-start in two phases. One production line, which has an annual capacity of 260 million pounds, is expected to resume production the week of October 31, 2005. The second production line, with the same annual capacity, is expected to resume production at the end of November. The Company expects to incur total costs in the third and fourth quarter of approximately $22-$25 million which includes damage to inventory, costs to clean up the site, costs to repair damaged equipment and costs incurred at the site until normal operations are restored. Approximately $7 million of these costs were incurred in the third quarter with the remaining $15-$18 million expected to be incurred in the fourth quarter. The Company expects to be reimbursed by insurance for substantially all of these costs and lost profits resulting from the hurricane in excess of its $20 million deductible. The Company expects the start up of the 300 million pound PET resin expansion at its Pearl River facility to be the second quarter of 2006. A copy of the Company’s press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (a) Not applicable.
     (b) Not applicable.
     (c) Exhibit
     99.1 Press Release dated October 20, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellman, Inc.

October 20, 2005	/s/ Mark J. Ruday

Mark J. Ruday
Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated October 20, 2005.

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